--------------------------------------------------------------------------------




                              ON ASSIGNMENT, INC.


                        CHANGE IN CONTROL SEVERANCE PLAN


                                       AND


                            SUMMARY PLAN DESCRIPTION










                     Plan Effective Date: February 12, 1998

--------------------------------------------------------------------------------

                               ON ASSIGNMENT, INC.
                        CHANGE IN CONTROL SEVERANCE PLAN
                                       AND
                            SUMMARY PLAN DESCRIPTION



The On Assignment, Inc. Change in Control Severance Plan (the "Plan") is primarily designed to provide eligible employees of On Assignment, Inc. (the "Company") whose employment is terminated on or after February 12, 1998 with separation pay in the event of an involuntary termination.

This Plan is designed to be an "employee welfare benefit plan," as defined in
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the official plan document and the required summary plan description under ERISA.

I.      ELIGIBILITY

You will be an Eligible Employee for purposes of receiving severance benefits under the Plan if:

    o you are a regular, full-time employee of the Company and are identified on Exhibit A;

    o   your active employment is Involuntarily Terminated within the eighteen
        (18) month period following a Change in Control;

    o you execute the General Release of All Claims (the "General Release"), a copy of which is attached as Exhibit B, within five (5) business days after your termination date or, if you are age forty (40) or over, you execute the General Release, a copy of which is attached as Exhibit C, within forty-five (45) business days after your termination; and

    o   you are not in one of the excluded categories listed below.

You are not eligible for severance benefits under this Plan if:

    o you are a temporary employee, part-time employee working fewer than 30 hours per week (no minimum number of hours shall apply to salaried employees), probationary employee or student employee, excluding, in any event, employees hired to be placed on assignment with clients of the Company;

    o   you voluntarily terminate employment;

    o you are employed with a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or (iii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company. However, you would be eligible for severance benefits pursuant to the terms of the Plan upon a subsequent termination within 18 months following a Change in Control; or

    o you are dismissed for Cause, whether or not you already received notice of a termination which would otherwise qualify you for severance benefits.

II.     HOW THE PLAN WORKS

If you are eligible for severance benefits under the Plan, the amount of your severance pay will be determined in accordance with the guidelines set forth below, subject to the Golden Parachute Tax limitation and Pooling limitation set forth below. You will receive your severance pay in a lump-sum payment which will be made as soon as administratively practicable after the occurrence of the following events:

    o your Involuntary Termination within eighteen months after a Change in Control;

    o   the Company's receipt of your executed General Release; and

    o the expiration of any rescission period applicable to your executed General Release.

                              Severance Guidelines

If your employment is Involuntarily Terminated within eighteen (18) months after a Change in Control, you will be paid:

    o 150% of the Eligible Employee's Annual Base Pay and Target Bonus, if the Eligible Employee was the Chief Executive Officer of the Company immediately before the Change in Control;

    o 100% of the Eligible Employee's Annual Base Pay and Target Bonus, if the Eligible Employee was a senior vice president or above (other than the CEO) of the Company immediately before the Change in Control;

    o 75% of the Eligible Employee's Annual Base Pay and Target Bonus, if the Eligible Employee was a vice president (whether or not an executive officer, but excluding the executive officers at or above the level of senior vice president) of the Company immediately before the Change in Control;

    o 1 month of the Eligible Employee's Annual Base Pay and Incentive Compensation for each year or partial year of service to the Company as an employee, up to a maximum of 6 months of Annual Base Pay, with a minimum of two months of Annual Base Pay, if the Eligible Employee was a "director," "manager," Operations Manager or Senior Account Manager immediately before the Change in Control;

    o 1 month of the Eligible Employee's Annual Base Pay for each year or partial year of service to the Company as an employee, up to a maximum of 3 months of Annual Base Pay, with a minimum of one month of Annual Base Pay, if the Eligible Employee was an exempt employee (other than an officer, director or manager) of the Company immediately before the Change in Control; or

    o 1 week of the Eligible Employee's Annual Base Pay for each year or partial year of service to the Company as an employee, up to a maximum of 3 months of Annual Base Pay, with a minimum of one week of Annual Base Pay, for all other Eligible Employee.

Annual Base Pay generally means your annualized base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

Cause means your willful breach of duty unless waived by the Company (which willful breach is limited to your deliberate and consistent refusal to perform your duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company provided you have had prior written notice of such refusal), your unauthorized use or disclosure of the confidential information or trade secrets of the Company, your conviction of a felony under the laws of the United States or any state thereof, or your gross negligence.

Change in Control shall be deemed to occur upon the consummation of any of the following transactions:

    1. a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company's incorporation; or

    2. the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

    3. any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

    4. the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Company capital stock.

Incentive Compensation shall mean 100% of the commission, bonus or other incentive-type pay paid to you for the immediately preceding calendar year.

Involuntary Termination shall mean the termination of your employment with the Company (or, if applicable, successor entity) other than by reason of death or disability:

               (A) involuntarily upon your discharge or dismissal other than for Cause, or

               (B) upon your resignation following (I) a reduction in your level of Annual Base Pay and any Target Bonus or (II) a relocation of your place of employment which is more than 35 miles from your place of employment prior to the Change in Control, provided and only if such change or reduction is effected without your written concurrence, or

               (C) voluntarily or involuntarily in the case of an employee who was an executive officer or vice president immediately before the applicable Change in Control upon the employee's resignation following a change in the employee's position with the Company (or, if applicable, with the successor entity) that is effected without the employee's consent and materially reduces his or her level of responsibility or authority.

Target Bonus shall mean 100% of the bonus potential established for the employee by the Board for the applicable fiscal year.

Golden Parachute Tax Limitation

In the event that the cash severance payment you would receive under this Plan, when added to any other payments or benefits received by you, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code ("Code") and (ii) be subject to the 20% excise tax imposed by Section 4999 of the Code, then your cash severance payments shall be either payable in full or

               payable as to such lesser amount which would result in no portion of the compensation payable to you being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable Federal, state and local income taxes and the 20% excise tax imposed by Code Section 4999, results in your receipt, on an after-tax basis, of the greatest amount. No payments due you outside of this Plan shall be reduced by reason of this paragraph. Unless you and the Company agree otherwise in writing, any determination required to make this adjustment shall be made in writing by the Company's independent public accountants or other outside auditors selected by the Company immediately prior to the change of control triggering the parachute payments, whose determination shall be binding upon you and the Company. You and the Company are obligated to furnish to the accountants such information and documents as the accountants may reasonably request. The Company shall bear all costs of engaging the accountants in connection with these calculations.

Pooling Limitation. If the Company and the other party to the transaction constituting a Change in Control agree that the transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if the transaction in fact is so treated, then the benefits payable under the Plan shall be reduced or revoked to the extent that the Board determines in good faith that the payment of benefits under the Plan would preclude the use of "pooling of interests" accounting treatment.

III.    OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons. Any determination by the Board that the Pooling limitation requires termination of the Plan and/or payment of no or reduced benefits shall be final and conclusive on all persons.

Benefits. When benefits are due, they will be paid from the general assets of the Company. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program communicated to you in writing.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety
(90) days of your termination. You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

Plan Terms. Except as otherwise set forth herein, this Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company for the purpose of paying benefits upon a termination following a Change in Control, including pursuant to employment agreement or offer letter. Nothing in this Plan shall affect an employee's right to severance benefits under circumstances not involving a termination following a Change in Control. In no event, however, shall any individual receive severance benefits under both this Plan and any other separation, severance pay and salary continuation program, plan or other arrangement with the Company.

Plan Amendment or Termination. The Company reserves the right to terminate or amend the Plan at any time upon the vote of a two-thirds majority of the Board of Directors; provided, however, that no amendment may be made after the occurrence of a Change in Control. Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.

Taxes. The Company will withhold all applicable taxes and other payroll deductions from any severance payment.

No Right To Employment. This Plan does not provide you with any right to continue employment with the Company or affect the Company's right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

IV.     STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

        1. Examine, without charge, at the Plan Administrator's office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

        2. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

        3.     Receive a summary of the Plan's annual financial report.

        4. File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty (30) days of your request. In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $100 for each day's delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interest of the Company's employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court. If Plan fiduciaries are misusing the Plan's assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                           ADDITIONAL PLAN INFORMATION



=======================================================================================
Name of Plan:               On Assignment, Inc. Change in Control Severance Plan
---------------------------------------------------------------------------------------
Company Sponsoring Plan:    On Assignment, Inc.
                            26651 West Agoura Road
                            Calabasas, California  91302
---------------------------------------------------------------------------------------
Employer Identification     95-4023433
Number:
---------------------------------------------------------------------------------------
Plan Number:                504
---------------------------------------------------------------------------------------
Plan Year:                  The calendar year; the first plan year is a short plan
                            year starting February 12, 1998 and ending December 31,
                            1998
---------------------------------------------------------------------------------------
Plan Administrator:         On Assignment, Inc.
                            26651 West Agoura Road
                            Calabasas, California  91302
                            (818) 878-7900
---------------------------------------------------------------------------------------
Agent for Service of        Plan Administrator
Legal Process:
---------------------------------------------------------------------------------------
Type of Plan:               Severance Plan/Employee Welfare Benefit Plan
---------------------------------------------------------------------------------------
Plan Costs:                 The cost of the Plan is paid by On Assignment, Inc.
=======================================================================================

                                    EXHIBIT A

                          GENERAL RELEASE OF ALL CLAIMS


               In consideration of the severance benefits to be paid to me by On Assignment, Inc. in accordance with the terms of the On Assignment, Inc. Change in Control Severance Plan, a copy of which has been given to me, I hereby fully and forever release and discharge On Assignment, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called "On Assignment") from all claims and causes of action arising out of or relating in any way to my employment with On Assignment including the termination of my employment.

        1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against On Assignment relating to employment discrimination.

        2. I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or On Assignment.

        3. In addition, and in further consideration of the foregoing, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        4. I hereby acknowledge that I have read and understand the foregoing RELEASE and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this RELEASE and to consult with an attorney of my own choosing concerning the waivers contained in this RELEASE, that I have done so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived.

               Executed this _____ day of ___________, 199__.

               -----------------------------------------------
                                    Employee

                                    EXHIBIT B

                          GENERAL RELEASE OF ALL CLAIMS



               In consideration of the severance benefits to be paid to me by On Assignment, Inc. in accordance with the terms of the On Assignment, Inc. Change in Control Severance Plan (the "Plan"), a copy of which has been given to me, I hereby fully and forever release and discharge On Assignment, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called "On Assignment") from all claims and causes of action arising out of or relating in any way to my employment with On Assignment including the termination of my employment.

        1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against On Assignment relating to employment discrimination.

        2. I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or On Assignment.

        3. In addition, and in further consideration of the foregoing, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        4. I understand that I may have 21 days after receipt of this RELEASE within which I may review and consider, discuss with an attorney of my own choosing, and decide to execute or not execute it. I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revokes this RELEASE, I must deliver to the Chief Executive Officer, by no later than seven (7) days after I execute this RELEASE, a letter stating that I am revoking it.

                      a. I understand that if I choose to revoke this RELEASE within seven (7) days after I sign it, any severance benefits which I would otherwise be entitled to receive, will not be due and payable, and the RELEASE will have no effect. If I do not elect to sign this RELEASE, I understand that I will not receive any severance benefits under this Plan or any other plan.

                        EMPLOYEE'S ACCEPTANCE OF RELEASE

5. BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

               Executed this _____ day of ___________, 199__.

               -----------------------------------------------
               Employee